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                                                               EXHIBIT 23.2



                      CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Independent Public Accountants" in the Proxy Statement of First Evergreen Corporation that is made a part of the Prospectus and Pre-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-56965) of Old Kent Financial Corporation for the registration of 12,820,840 shares of its common stock and to the incorporation by reference therein of our report dated January 21, 1998, with respect to the consolidated financial statements of First Evergreen Corporation as of and for the years ended December 31, 1997 and 1996 included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.




                              /s/ ERNST & YOUNG LLP

                              ERNST & YOUNG LLP


Chicago, Illinois
July 9, 1998